Perma-Fix Announces 46% Increase in Revenue and
$2.2 Million of EBITDA for the Fourth Quarter of 2008

ATLANTA – March 30, 2009— Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the fourth quarter ended December 31, 2008.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We are pleased to report a 46% increase in revenue to $23.5 million for the fourth quarter of 2008, compared to $16.1 million for the fourth quarter of 2007.  At the same time, we continue to generate strong cash flow and enhance our balance sheet. During the fourth quarter alone, we generated EBITDA of $2.2 million and net income of $725,000.  Overall, we believe we have positioned our company for continued revenue growth and improved profitability in 2009.”

Dr. Centofanti continued, “The milestones we achieved in 2008 represent some of the most significant in the Company’s history and we are pleased to report on these developments and the impact to our Company.  Foremost among these was commencement of the subcontract awarded to us by CH Plateau Remediation Company (CHPRC) to clean up the Department of Energy’s (DOE) Hanford nuclear waste site in Washington State.  We were awarded this subcontract in the second quarter of 2008 with work on the project officially beginning on October 1, 2008.  As a result, we generated approximately $7 million of revenue from the contract during the fourth quarter.  The commencement of work at the Hanford Site was an important step toward expanding our core competencies and adding new revenue streams.”

“We achieved another major milestone in November of 2008 with the receipt of a permit from the Environmental Protection Agency (EPA) to commercially store and dispose of radioactive Polychlorinated Biphenyls (PCBs) at the Company's Diversified Scientific Services, Inc. (DSSI) facility. We had been pursuing this permit over the last four years and as a result of our hard work, with both State and Federal regulators, we now have final EPA approval to offer this service throughout the DOE complex.  Through the issuance of this authorization, our DSSI facility is now able to accept a wider range of TSCA regulated wastes, allowing the DOE to adhere to its current closure plan for the TSCA incinerator in fiscal 2009 in favor of our newly permitted alternative.”

 “Last year was a transitional year for Perma-Fix as we took action to revamp the Company to focus on nuclear services.  In line with this strategic initiative, during the first half of 2008 we sold three of our Industrial Segment operations.  We subsequently made the decision to retain our three remaining operating facilities within the Segment.  We believe these three remaining operations are self sufficient, which will allow senior management the freedom to focus on growing our nuclear operations, while benefitting from the cash flow and growth prospects of these facilities.  We anticipate this restructuring of our Industrial Segment will favorably impact our earnings in 2009.”

Dr. Centofanti concluded, “We have been very proactive in accelerating Perma-Fix’s growth and are achieving this through new contract wins, building alliances, expanding our capabilities, obtaining coveted permits and refocusing the Company.  We are also optimistic that Perma-Fix will be a beneficiary of the stimulus plan that was approved in February 2009, which has over $6 billion designated for nuclear waste clean-up throughout the DOE complex.  In addition, the DOE fiscal 2009 annual budget has been increased to $6.4 billion, from $5.2 billion in fiscal 2008.  Time will tell what the full impact might be for Perma-Fix, but one thing is certain—the new administration’s commitment to cleaning up the nation’s legacy nuclear waste.  We believe that our goal of making America a cleaner and safer place for generations to come by eliminating nuclear and other forms of waste contamination is one of the most rewarding endeavors and will benefit the overall population as well as our shareholders.”

Financial Results

Revenue for the fourth quarter of 2008 was $23.5 million, versus $16.1 million for the same period last year.  The increase in revenue was due primarily to work that commenced on October 1st in relation to the CH Plateau Remediation Contract to clean up the DOE’s Hanford nuclear waste site.  Revenue for the Nuclear Segment increased to $19.8 million versus $13.1 million for the same period last year. Revenue for the Industrial Segment increased to $3.0 million versus $2.3 million for the same period last year due primarily to oil sale revenue which is reflective of the high global oil costs throughout most of 2008.  Revenue from the Engineering Segment remained relatively flat at $658,000 versus $661,000 for the same period last year.  Operating income for the fourth quarter was $1.2 million versus an operating loss of $2.4 million for the same period the previous year.  Net income applicable to common stockholders for the fourth quarter of 2008 was $725,000, or $0.01 per share, versus a net loss of $7.4 million or $0.14 per share, for the same period last year.  Net income applicable to common stockholders in the fourth quarter of 2008 included a loss from discontinued operations, net of taxes, of $115,000 compared to a loss of $4.7 million from discontinued operations for the comparable period in the fourth quarter of 2007.

The Company had EBITDA of $2.2 million for continuing operations during the quarter ended December 31, 2008, as compared to EBITDA of approximately $540,000 for the same period of 2007. The company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. Due to the unique transactions that have resulted from bringing certain facilities within our Industrial Segment back into Continuing Operations, such as asset Impairment expense (recovery) and the “catch-up” of depreciation, the Company recognizes that the EBITDA is an “adjusted EBITDA” and understands these differences when measuring performance. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three and twelve months ended December 31, 2008 and 2007.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands)	2008	2007	2008	2007
Net (loss) income from continuing operations	$826	$(2,729)	$920	$(2,380)

Adjustments:
Depreciation & amortization	1,049	1,121	4,866	4,092
Asset impairment expense (recovery)	—	1,836	(507)	1,836
Interest income	(56)	(75)	(226)	(312)
Interest expense	399	358	1,317	1,321
Interest expense - financing fees	14	52	137	196
Income tax expense (benefit)	8	(23)	10	—

EBITDA	$2,240	$540	$6,517	$4,753

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended December 31, 2008			Quarter Ended December 31, 2007
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$19,849	$658	$3,036	$13,144	$661	$2,287
Gross profit	4,331	142	1,296	3,399	197	516
Segment profit (loss)	1,387	(15)	1,195	739	83	(2,036)

	Twelve Months Ended December 31, 2008			Twelve Months Ended December 31, 2007
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$61,359	$3,194	$10,951	$51,704	$2,398	$10,442
Gross profit	15,610	1,072	3,512	16,505	760	1,735
Segment profit (loss)	4,908	418	1,803	6,599	245	(3,132)

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to: that we believe that we have positioned our company for continued growth and improved profitability in 2009; that we expect to generate revenue of approximately $200 million to $250 million under the subcontract in Hanford, Washington from on-site and off-site services over the next five years, with the opportunity to extend the subcontract for an additional five years; that we are now able to accept a wider range of TSCA regulated wastes, allowing the DOE to adhere to its current closure plan for the TSCA incinerator in fiscal 2009 in favor of our newly permitted alternative; that we look to broaden our involvement in the treatment of higher activity wastes at our M&EC SouthBay facility and others, which will generate another revenue stream for Perma-Fix; that our three remaining operating facilities within the Industrial Segment are self sufficient which will allow senior management the freedom to focus on growing our nuclear operations, while benefitting from the cash flow and growth prospects of these facilities; that the restructuring of our Industrial Segment will favorably impact our earnings in 2009; ; and that we will be a beneficiary of the stimulus plan that was approved in February 2009.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides funding for the new remediation projects; receipt of a final permit from the EPA relative to treatment of radioactive PCBs; community reaction to our permit application to treat PCB radioactive waste; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2008 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2008

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Amounts in Thousands, Except for Per Share Amounts)	2008	2007	2008	2007

Net revenues	$23,543	$16,092	$75,504	$64,544
Cost of goods sold	17,774	11,980	55,310	45,544
Gross profit	5,769	4,112	20,194	19,000

Selling, general and administrative expenses	5,013	4,589	18,832	18,082
Asset impairment expense (recovery)	—	1,836	(507)	1,836
(Gain) loss on disposal of property and equipment	(435)	73	(295)	172
Income (loss) from operations	1,191	(2,386)	2,164	(1,090)

Other income (expense):
Interest income	56	75	226	312
Interest expense	(399)	(358)	(1,317)	(1,321)
Interest expense-financing fees	(14)	(52)	(137)	(196)
Other	—	(31)	(6)	(85)
Income (loss) from continuing operations before taxes	834	(2,752)	930	(2,380)
Income tax expense (benefit)	8	(23)	10	—
Income (loss) from continuing operations	826	(2,729)	920	(2,380)

Loss from discontinued operations, net of taxes	(115)	(4,666)	(1,332)	(6,830)
Gain on disposal of discontinued operations, net of taxes	14	—	2,323	—
Net income (loss) applicable to Common Stockholders	$725	$(7,395)	$1,911	$(9,210)

Net income (loss) per common share – basic
Continuing operations	$.01	$(.05)	$.02	$(.05)
Discontinued operations	—	(.09)	(.02)	(.13)
Disposal of discontinued operations	—	—	.04	—
Net income (loss) per common share	$.01	$(.14)	$.04	$(.18)

Net income (loss) per common share – diluted
Continuing operations	$.01	$(.05)	$.02	$(.05)
Discontinued operations	—	(.09)	(.02)	(.13)
Disposal of discontinued operations	—	—	.04	—
Net income (loss) per common share	$.01	$(.14)	$.04	$(.18)

Number of common shares used in computing
net income (loss) per share:
Basic	53,934	53,143	53,803	52,549
Diluted	53,934	53,143	54,003	52,549

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31,

(Amounts in Thousands, Except for Share Amounts)	2008	2007

ASSETS
Current assets:
Cash & equivalents	$184	$173
Account receivable, net of allowance for doubtful
accounts of $333 and $203	13,416	14,961
Unbilled receivables	13,104	10,433
Other current assets	2,909	3,538
Assets of discontinued operations included in current assets, net of allowance for
doubtful accounts of $0 and $204	110	3,505
Total current assets	29,723	32,610

Net property and equipment	47,434	49,794
Net Property held for sale	—	349
Property and equipment of discontinued operations, net of accumulated
depreciation of $13 and $9,292	651	3,942
Intangibles and other assets	45,904	38,174
Intangible and other assets of discontinued operations	—	1,179
Total assets	$123,712	$126,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	32,398	43,544
Current liabilities related to discontinued operations	1,211	6,220
Total current liabilities	33,609	49,764

Long-term liabilities	25,399	13,454
Long-term liabilities related to discontinued operations	1,783	2,817
Total liabilities	60,791	66,035
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396	1,285	1,285
shares authorized, 1,284,730 shares issued and
outstanding, liquidation value $1.00 per share
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,
no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized,
53,934,560 and 53,704,516 shares issued and outstanding, respectively	54	54
Additional paid-in capital	97,381	96,409
Stock subscription receivable	—	(25)
Accumulated deficit	(35,799)	(37,710)
Total stockholders' equity	61,636	58,728
Total liabilities and stockholders' equity	$123,712	$126,048